Exhibit 10.8

May 8, 2007

Sabine Pass LNG, L.P.

717 Texas Avenue

Suite 3100

Houston, Texas 77002

Attention: President

Re:	Potential TUA between J & S Cheniere S.A. (“J & S Cheniere”) and Sabine Pass

LNG, L.P. (“Sabine Pass”)

Gentlemen:

This letter confirms our agreement with regard to the potential terminal use agreement, or TUA, between J & S Cheniere and Sabine Pass involving the Sabine Pass LNG receiving terminal currently under construction in Cameron Parish, Louisiana.

1. The Amended and Restated Shareholders Agreement dated May 8, 2007 between Mercuria Energy Holding B.V. and Cheniere LNG Services, Inc. acknowledges that Cheniere Marketing, Inc. (“Cheniere Marketing”) and J & S Cheniere are negotiating and propose to enter into an LNG sale and purchase agreement that would provide for the sale by J & S Cheniere of approximately 78,475,000 mmbtu of stipulated maximum annual LNG reception quantity to Cheniere Marketing for delivery at the Sabine Pass LNG receiving terminal. The terms of such purchase agreement have not been finalized, and any definitive sale and purchase agreement that is entered into may involve substantially different terms. It is anticipated that such a sale and purchase agreement will provide for J & S Cheniere and Sabine Pass to enter into, in place of the sale and purchase agreement under certain circumstances, a TUA covering approximately 78,475,000 mmbtu of stipulated maximum annual LNG reception quantity at the Sabine Pass LNG receiving terminal, so long as the Sabine Pass LNG receiving terminal has commenced commercial operation.

2. The parties hereto agree to continue to negotiate in good faith the different terms under discussion involving such TUA. To the extent required pursuant to any definitive sale and purchase agreement between Cheniere Marketing and J & S Cheniere, Cheniere Marketing agrees to make available and/or relinquish 78,475,000 mmbtu of stipulated maximum annual LNG reception quantity under its terminal use agreement with Sabine Pass to satisfy any TUA entered between J & S Cheniere and Sabine Pass.

3. If the sale and purchase referred to in paragraph 1 above is implemented with a contemplated, although contingent, TUA between J & S Cheniere and Sabine Pass, then Sabine Pass agrees to execute and deliver such TUA in the form attached to the Amended and Restated Shareholders Agreement referenced in paragraph 1, with such changes as are reasonably acceptable to Sabine Pass.

4. This letter agreement terminates and supersedes the letter agreement dated November 9, 2006 among Sabine Pass, Cheniere Marketing and Cheniere LNG, Inc. (the “2006 Letter Agreement”).

If the foregoing correctly reflects our understanding, kindly execute in the space provided below and this letter shall evidence our agreement as to the matters set forth herein.

Sincerely,

Cheniere Marketing, Inc.

By:	/s/ Pat Yeater
Name:	Pat Yeater
Title:	V.P. Transportation

AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

Sabine Pass LNG, L.P.

By:	Sabine Pass LNG – GP, Inc., its General Partner

By:	/s/ Keith Little

Name:	Keith Little
Title:	President

AGREED AS TO TERMINATION OF THE 2006 LETTER AGREEMENT EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN:

Cheniere LNG, Inc.

By:	/s/ Graham McArthur

Name:	Graham McArthur
Title:	Treasurer

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